                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               OWENS & MINOR, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                   [O&M LOGO]

                                   NOTICE OF
                                      1995
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

            WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND
                   RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

                              OWENS & MINOR, INC.
                                 4800 COX ROAD
                        GLEN ALLEN, VIRGINIA 23060-6292

                                                [O&M letterhead]

March 21, 1995

Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of Owens & Minor, Inc. The meeting will be held on Tuesday, May 2, 1995 at 10:00 a.m. in the Corporate Office Building, 4800 Cox Road, Glen Allen, Virginia. Morning refreshments will be served and tours will be conducted. Valet parking will also be available. Directions to the building are on the back of the proxy statement.

      The primary business of the meeting will be to elect three directors and to ratify the appointment of KPMG Peat Marwick LLP as independent accountants. During the meeting, I will also report to you on the condition and performance of Owens & Minor during 1994 and the first quarter of 1995. You will have the opportunity to meet members of the Board of Directors as well as senior management and ask questions on matters of importance to you and all shareholders.

      I hope to see you on May 2, 1995. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. All of us at Owens & Minor appreciate your continued interest in and support of the Company.

              Warm Regards,

              G. GILMER MINOR, III
              Coach
              Chairman, President and
              Chief Executive Officer

                                     [logo]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 2, 1995

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

      You are hereby notified that the Annual Meeting of Shareholders of Owens & Minor, Inc., a Virginia corporation (the "Company"), will be held in the Corporate Office Building, 4800 Cox Road, Glen Allen, Virginia, on Tuesday, May 2, 1995 at 10:00 a.m.

      The purposes of the meeting are:

      1. To elect three directors to serve until the Annual Meeting of Shareholders in 1998 (Proposal 1);

      2. To ratify the appointment of KPMG Peat Marwick LLP as independent accountants (Proposal 2); and

      3. To transact such other business as may properly be brought before the meeting.

      The Board of Directors has fixed the close of business on March 7, 1995 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any adjournment(s) or postponement(s) thereof.

      Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

DREW ST. J. CARNEAL,
Secretary

Richmond, Virginia
March 21, 1995

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE.

                                        [Logo]

      STREET ADDRESS                              MAILING ADDRESS
      4800 Cox Road                               P.O. Box 27626
      Glen Allen, Virginia 23060-6292              Richmond, Virginia 23261-7626

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 1995

March 21, 1995

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Owens & Minor, Inc., a Virginia corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company, to be held in the Corporate Office Building, 4800 Cox Road, Glen Allen, Virginia, on May 2, 1995 at 10:00 a.m., and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

       The expense of this solicitation will be borne by the Company. The Company will reimburse brokers and other persons holding stock in their name as nominees for their expenses in obtaining authorization to execute proxies from their principals. Corporate Investor Communications, Inc. has been retained to aid in such solicitation of proxies by telephone or telegraph or by personal calls at an anticipated cost to the Company of $4,000 plus expenses.

       All proxies received pursuant to this solicitation will be voted FOR the election of directors as set forth below and in favor of Proposal 2 unless contrary instructions are given. Any person who has returned a proxy to the Company has the power to revoke it at any time before its exercise by submitting a subsequently dated proxy, by giving notice in writing to the Secretary of the Company prior to the commencement of the meeting, or by voting in person at the meeting.

       Only shareholders of record at the close of business on March 7, 1995 will be entitled to vote at the meeting or any adjournment(s) or postponement(s) thereof. As of such record date, the Company had outstanding and entitled to vote 30,805,848 shares of Common Stock, $2.00 par value per share (the "Common Stock"), each of which is entitled to one vote, and 1,150,000 shares of Series B Cumulative Preferred Stock, $100 par value per share (the "Series B Preferred Stock"), each of which is entitled to 6.06 votes. Each holder of Series B Preferred Stock has agreed to vote his shares of Series B Preferred Stock with respect to each matter to be voted upon at the Annual Meeting in the same proportion as the votes cast on such matter by holders of the Common Stock (excluding certain holders of 5% or more of the Common Stock).

       This Proxy Statement and form of proxy is first being mailed to shareholders of the Company on or about March 21, 1995.

PROPOSAL 1. ELECTION OF DIRECTORS

      In February, 1995, the Board of Directors adopted an amendment to the Company's Bylaws, to become effective at the Annual Meeting, reducing the number of directors from 10 to 9. This reduction will eliminate the vacancy due to the retirement of Vice Chairman Philip M. Minor at the time of the Annual Meeting. The Board of Directors will remain divided into three classes, with one class being elected every year for a term of three years. Three nominees are expected to be elected at this Annual Meeting to serve for a term of three years, until their successors are elected and have qualified. The remaining six directors will continue to serve as set forth below. Each of the nominees is currently a director of the Company and has agreed to serve if elected. Unless otherwise directed, a proxy will be voted for the three nominees shown below. If some unexpected occurrence should, in the judgment of the Board of Directors, make necessary the substitution of some other person for any of the nominees, the shares represented by proxies will be voted for such other person as the Board of Directors may select, or the Board of Directors may amend the Bylaws to reduce the number of directors to the total of the remaining nominees and any such substitute nominee or nominees in which case the shares represented by proxies shall be voted for the remaining nominees and any such substitute nominee or nominees. No proxy can be voted for more than three persons.

      The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in the election of directors by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

      The names and ages of the nominees and continuing directors, their principal occupation or employment during the past five years and other relevant data regarding them as of March 7, 1995, based on information received from the respective nominees and continuing directors, are set forth below. Each of the nominees and the directors has served continuously since the year he or she joined the Board of Directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For the Three-Year Term Expiring April 1998:

(photo)             JAMES B. FARINHOLT,     James B. Farinholt, Jr., 60, is Special Assistant to the
                    JR.                     President of Virginia Commonwealth University, advising on campus expansion, commercialization of scientific discoveries, and development of the Virginia Biotechnology Research Park.
                                            From 1978 to 1995, Mr. Farinholt served as President of
                                            Galleher & Company, Inc., an investment company. Mr. Farinholt has been a director since 1974 and is Chairman of the Strategic
                                            Planning Committee and a member of the Executive Committee.
(photo)             E. MORGAN MASSEY        E. Morgan Massey, 68, is President and Chief Executive Officer
                                            of South American Coal, N.V. and Chairman Emeritus of A.T.
                                            Massey Coal Company, Inc., both coal companies. Mr. Massey served A.T. Massey Coal Company, Inc. as Chairman and Chief
                                            Executive Officer in 1991, and as President and Chief Executive
                                            Officer from 1972 to 1990. Mr. Massey has been a director since
                                            1988 and is a member of the Compensation & Benefits and
                                            Strategic Planning Committees. Mr. Massey also serves as
                                            Chairman of the Massey Cancer Center Advisory Board, Richmond,
                                            Virginia, Vice Chairman of the U.S. Energy Association,
                                            Washington, D.C., and a member of the Board of the University of Virginia Engineering Foundation.
(photo)             ANNE MARIE WHITTEMORE   Anne Marie Whittemore, 49, is a partner in the law firm of
                                            McGuire, Woods, Battle & Boothe, L.L.P. Mrs. Whittemore has
                                            been a director since 1991 and is a member of the Executive and
                                            Compensation & Benefits Committees. Mrs. Whittemore also serves on the Board of Directors of USF&G Corporation, James River
                                            Corporation and the T. Rowe Price Income Funds.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Terms Expiring April 1996:

(photo)             R.E. CABELL, JR.        R.E. Cabell, Jr., 71, Retired (Of Counsel) from the law firm of
                                            Williams, Mullen, Christian & Dobbins. Mr. Cabell has been a director since 1962 and is Chairman of the Audit Committee and a member of the Executive Committee. Mr. Cabell also serves on the Board of Directors of the C.F. Sauer Company and is a
                                            Trustee of Hampden-Sydney College.
(photo)             VERNARD W. HENLEY       Vernard W. Henley, 65, is Chairman of the Board, President and
                                            Chief Executive Officer of Consolidated Bank and Trust Company,
                                            Richmond, Virginia. Mr. Henley has been a director since 1993, and is a member of the Audit and Compensation & Benefits
                                            Committees.
(photo)             G. GILMER MINOR, III    G. Gilmer Minor, 54, is Chairman, President and Chief Executive
                                            Officer of the Company. Mr. Minor has been a director since
                                            1980 and is Chairman of the Executive Committee and a member of the Strategic Planning Committee. Mr. Minor also serves as a member of the Boards of Directors of Crestar Financial
                                            Corporation and Richfood Holdings, Inc. Mr. Minor is the nephew of Philip Minor, retiring Vice Chairman of the Board.

Terms Expiring April 1997:

(photo)             WILLIAM F. FIFE         William F. Fife, 73, served as Executive Vice President of the
                                            Company from 1987 until his retirement in 1991. Mr. Fife has been a director of the Company since 1962 and is a member of the Audit and Executive Committees.

                                       4

(photo)             JAMES E. ROGERS         James E. Rogers, 49, is a Partner of SCI Investors Inc. and
                                            Chairman of Custom Papers Group Inc., a paper manufacturing company. From 1991 to 1992, Mr. Rogers served as President and
                                            Chief Executive Officer of Specialty Coatings International
                                            Inc. Prior to joining Specialty Coatings International in 1991,
                                            Mr. Rogers served as Senior Vice President and Group Executive of James River Corporation. Mr. Rogers has been a director since 1991 and is Chairman of the Compensation & Benefits
                                            Committee and a member of the Executive and Strategic Planning
                                            Committees. Mr. Rogers also serves on the Boards of Directors of Wellman, Inc. and Caraustar Industries, Inc.
(photo)             JAMES E. UKROP          James E. Ukrop, 57, is Vice Chairman and Chief Executive
                                            Officer of Ukrop's Super Markets, Inc., a retail grocery chain.
                                            Mr. Ukrop has been a director since 1987 and is a member of the
                                            Compensation & Benefits and Strategic Planning Committees. Mr.
                                            Ukrop also serves as a member of the Boards of Directors of
                                            Richfood Holdings, Inc. and Legg Mason, Inc.

SERIES B PREFERRED STOCK DIRECTOR
  Pursuant to the Company's Articles of Incorporation, the holders of the Series B Preferred Stock are entitled to elect one member of the Board of Directors of the Company for so long as any share of Series B Preferred Stock remains outstanding. Such director (the "Series B Director") is in addition to the number of Directors of the Company elected by the holders of the Common Stock and Series B Preferred Stock, voting together as a single class. On May 10, 1994 the holders of the Series B Preferred Stock elected Carl G. Grefenstette as the Series B Director. It is anticipated that the holders of the Series B Preferred Stock will re-elect Mr. Grefenstette in 1995.

(photo)             CARL G. GREFENSTETTE    Carl G. Grefenstette, 67, is Chairman and Chief Executive
                                            Officer of The Hillman Company, diversified investments and operations. From 1989 to 1993, Mr. Grefenstette served as
                                            President and Chief Executive Officer of The Hillman Company.
                                            Mr. Grefenstette also serves on the Boards of Directors of The
                                            Hillman Company, The Hillman Foundation, The Polk Foundation,
                                            Inc., Duquesne University, and PNC Bank Corp. Mr. Grefenstette
                                            has been a director of the Company since 1994 and is a member of the Audit and Strategic Planning Committees.

                                       5

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors held six meetings during 1994. All directors attended at least 75% of the total meetings of the Board of Directors and any Committees on which they serve. The Board has Executive, Audit, Compensation & Benefits and Strategic Planning Committees. The Board does not have a Nominating Committee.

        None of the members of the Audit Committee are employees of the Company or its subsidiaries. The function of the Audit Committee is to oversee the Company's financial reporting and internal control structure and to serve as a direct line of communication among the Company's independent auditors, the Company's Internal Audit Department and the Board of Directors. The Audit Committee met four times during the past year.

        None of the members of the Compensation & Benefits Committee are employees of the Company or its subsidiaries. The function of the Compensation & Benefits Committee is to recommend to the Board of Directors the salaries and compensation of the executive officers of the Company, and to make such other studies and recommendations concerning compensation and compensation policies as may be brought to their attention for consideration. The Compensation & Benefits Committee administers the Savings & Protection Plan, the Employee Stock Purchase Plan, the 1985 and 1993 Stock Option Plans, the Supplemental Executive Retirement Plan, and the Annual Incentive Plan for employees who are subject to
Section 16 of the Securities Exchange Act of 1934. The Compensation & Benefits Committee met five times during the past year.

COMPENSATION OF DIRECTORS

        CASH COMPENSATION. In 1994, each non-employee director was paid an annual retainer of $10,000 ($13,000 for committee chairmen), plus $1,000 for each Board meeting attended, $800 for each meeting of the Board's committees and $500 for telephone conference meetings.

        DIRECTORS COMPENSATION PLAN. The Directors Compensation Plan (the "Directors Plan") provides for automatic, annual grants of options to purchase Common Stock. During 1994, each eligible director was granted options to purchase 2,532 shares of Common Stock at a per share exercise price of $14.917. In addition, the Directors Plan allows eligible directors to defer the receipt of all or part of their director fees. Amounts deferred are "invested" in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Subject to certain restrictions, a director will be permitted to take cash distributions in whole or in part from a deferred fee account either prior to or following the termination of his or her service as a director. The Directors Plan also allows eligible directors to receive payment of all or part of their director fees in Common Stock rather than cash.

                             CAPITAL STOCK OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth as of March 7, 1995 the number of shares of Common Stock and Series B Preferred Stock beneficially owned by each director, the named executive officers in the Summary Compensation Table, all current executive officers and directors of the Company as a group, and all persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who, to the knowledge of the Company, is the beneficial owner of more than 5% of Common Stock or Series B Preferred Stock.

                                                                       Sole Voting
                                                                           and                          Aggregate
Title                                      Name of                      Investment                      Percentage
of Class                              Beneficial Owner                   Power(1)        Other(2)         Owned
COMMON
STOCK                      Philip M. Minor........................          638,797          1,828           2.1%
                           G. Gilmer Minor, III...................          420,510         20,936           1.4%
                           R. E. Cabell, Jr.......................           87,131          8,655             *
                           James B. Farinholt, Jr.................           10,596             --             *
                           William F. Fife........................          323,889            174           1.1%
                           Carl G. Grefenstette...................            1,000      3,765,569(3)(4)     10.9%
                           Vernard W. Henley......................            3,282             --             *
                           E. Morgan Massey.......................          199,129             --             *
                           James E. Rogers........................           10,126             --             *
                           James E. Ukrop.........................           36,730             --             *
                           Anne Marie Whittemore..................            9,846            225             *
                           Robert E. Anderson, III................          105,684          5,517             *
                           Henry A. Berling.......................          314,594         12,798           1.1%
                           Richard P. Byington....................               --            138             *
                           Craig R. Smith.........................           40,454          3,539             *
                           All Executive Officers and Directors as
                             a group (25 persons).................        3,112,982      3,853,814          19.9%
                           Henry Hillman, Elsie Hilliard Hillman
                             and C.G. Grefenstette, Trustees of
                             the Henry L. Hillman Trust U/A Dated
                             11/18/85 (the "Hillman Trust").......        3,765,569(3)          --          10.9%
                           FMR Corp., Edward C. Johnson, 3d,
                             Fidelity Management & Research
                             Company
                             82 Devonshire Street
                             Boston, MA 02109.....................          699,349      1,760,575(5)        8.0%
SERIES B
PREFERRED STOCK(4)(6)      Hillman Trust..........................          621,381             --          54.0%
                           Juliet Lea Hillman Simonds.............          112,040             --           9.7%
                           Audrey Hillman Fisher..................          112,040             --           9.7%
                           Henry L. Hillman, Jr...................          112,040             --           9.7%
                           William T. Hillman.....................          112,040             --           9.7%

      *Represents less than 1% of the total number of shares outstanding.

      (1) Includes 438,142 shares which certain officers and directors of the Company have the right to acquire through the exercise of stock options within 60 days following March 7, 1995.

      (2) Includes: (a) shares held by certain relatives; (b) shares held in various fiduciary capacities; (c) shares held by the Company's Employee Stock Purchase Plan and 401(k) Plan; (d) grants of restricted stock through the Company's Annual Incentive Plan; and (e) shares that the shareholder has shared power to dispose of or to direct disposition of. These shares may be deemed to be beneficially owned under the rules and regulations of the Securities and Exchange Commission ("SEC"), but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

      (3) The Hillman Trust owns 621,381 shares of Series B Preferred Stock which are convertible into an aggregate of approximately 3,765,569 shares of Common Stock. Mr. Grefenstette is a trustee of the Hillman Trust.

      (4) The 1,150,000 shares of outstanding Series B Preferred Stock are convertible into approximately 6,969,000 shares of Common Stock and are owned by the individuals listed in the table above under "Series B Preferred Stock" and Howard B. Hillman and Tatnall L. Hillman (each, a "Hillman Shareholder" and collectively, the "Hillman Shareholders"). Each Hillman Shareholder has agreed that so long as he owns any shares of Series B Preferred Stock or the Hillman Shareholders and their affiliates collectively own at least 5% of the outstanding shares of Common Stock, he will vote such shares, with respect to each matter to be voted upon by the holders of such shares, in the same proportion as the votes cast on such matter by all other holders of Common Stock (excluding certain holders of 5% or more of the Common Stock). Such voting agreement does not apply to certain matters including amendments to the Company's Articles of Incorporation or Bylaws, the election of the Series B Director and certain matters specified by Virginia law.

      (5) The number of shares owned is as of February 14, 1995, as reported in the Schedule 13G filed by FMR Corp. and received by the Company on February 17, 1995.

      (6) None of the directors, named executive officers in the Summary Compensation Table or current executive officers, other than Mr. Grefenstette, owns any Series B Preferred Stock.

        COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. The Company's directors, its executive officers, and any persons holding more than 10% of outstanding shares of Common Stock are required to file reports with the SEC concerning their initial ownership of Common Stock and any subsequent changes in that ownership. The Company believes that the filing requirements were satisfied, except that Richard L. Farinholt, former Vice President, Technology Systems of the Company, failed to report a transaction effected in December, 1994. In making this disclosure, the Company has relied solely on written representations of its directors, executive officers and beneficial owners of more than 10% of the Common Stock and copies of the reports that they have filed with the SEC.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

      The Compensation & Benefits Committee (the "Committee") of the Board of Directors is comprised of five outside directors who are not current or past employees of the Company. The principal functions of the Committee are to oversee the design and competitiveness of the Company's total compensation program, to evaluate the performance of the Company's senior executives and approve related compensation actions, and to administer the Company's 1985 and 1993 Stock Option Plans, Supplemental Executive Retirement Plan, Savings & Protection Plan, and Annual Incentive Plan for employees who are subject to
Section 16 of the Exchange Act, in accordance with the terms of each respective plan. The Committee met five times during calendar year 1994.

EXECUTIVE COMPENSATION PHILOSOPHY

      With respect to executive compensation, the objective of the Committee is to establish and maintain programs and practices that reflect the Company's performance. The maximum compensation for executives is therefore dependent on the Company's financial performance measures that determine shareowner value. The Company also regularly evaluates executive compensation levels through competitive comparisons against its peer company group, which consists of the group reflected in the Performance Graph of this proxy statement, and other companies of similar size and operating characteristics. Base salary levels are somewhat below competitive market average levels for like experienced executives. Base salaries are combined with incentive compensation opportunities to reach competitive average total compensation levels. This combination is intended to focus management on the annual and longer-term success of the Company.

      The Committee recognizes it may sometimes be necessary to sacrifice short-term financial performance to obtain longer-term business success. This belief leads the Committee to regularly monitor the balance between annual and longer-term rewards, and act as needed to encourage meaningful levels of share ownership among executives.

COMMITTEE PROCESS AND ANNUAL INCENTIVE PLAN

      Early each year the Committee meets to review key aspects of the upcoming year's business plan and establish Annual Incentive Plan goals for each corporate officer, including the Chief Executive Officer, executive and senior vice presidents, and vice presidents. Goals under this plan are weighted to reflect their importance and contribution to desired company and shareowner outcomes. Annual Incentive Plan goals for named executives are based on Return on Average Equity and Return on Total Assets which combine equally to comprise approximately three-fourths of total award potential, with the balance of award potential based on results of an officer effectiveness survey ("OES"). The OES obtains feedback from supervisors, peers and subordinates on four dimensions of officer performance: leadership, teamwork, quality, and communications. Numeric results are collected and tabulated by a national compensation consulting firm and linked to Annual Incentive Plan awards through a predetermined performance schedule. Other performance measures, including earnings per share, are established along with the OES for vice presidents. The Committee receives periodic updates during the year on business performance in relation to incentive plan goals, particularly with respect to senior executives. Discussions of management contribution and performance are the norm, not the exception, in Committee meetings.

      At the close of each year, the Committee meets to discuss financial and other performance compared to Annual Incentive Plan goals and longer-term business goals. These longer-term goals center around the Company's strategic objectives to remain customer oriented in everything it does and to actively evolve its business consistent with the service needs of customers and the Company's markets. In deciding the level of annual salary increases, incentive payments, and granting of stock options, the Committee looks to the Chief Executive Officer for recommendations on senior executives, and then meets privately (without the presence of management, including the Chief Executive Officer in relation to his own compensation) to determine compensation actions for the Chief Executive Officer. The Committee's decision-making process is benefitted by input from the Company's Human Resources Department, and periodically from outside advisors, to maintain the desired level of competitiveness and technically sound compensation and benefit programs.

      Company performance from continuing operations in 1994 saw sales increase 71.5% to $2.4 billion aided by the Stuart Medical, Inc. ("Stuart Medical") acquisition and income (prior to nonrecurring restructuring expenses) grow 39.3% to $25.8 million. On financial measures used to determine Annual Incentive Plan awards, return on average equity advanced to 16.2% versus 14.6% in 1993, and Return on Total Assets was 3.3% versus 5.7% the prior year.

      The maximum award payable under the Company's Annual Incentive Plan to the Chief Executive Officer for full attainment of all established goals would be 65% of his base salary. As a result of the Company's financial performance in 1994, and considering OES results for the year, the Committee awarded the Chief Executive Officer an incentive payment of $172,800, representing approximately 43% of his base salary for 1994. Other senior executives were awarded annual incentive payments representing a similar proportion of their maximum annual incentive opportunity to be paid for fully meeting all goals.

      Under the Company's Annual Incentive Plan, executives are also eligible to receive a bonus of Common Stock equivalent to 25% of the cash incentive payment, which becomes vested provided the officer maintains a continuous employment relationship with the Company for the following three years. The restricted stock bonus for named executives is dependent on performance against the same goals and weights as described earlier for the Annual Incentive Plan. The Chief Executive Officer received 3,032 shares of stock for 1994 performance results.

STOCK OPTION PLANS

      Each year, the Committee considers the desirability of granting senior executives awards under the Company's Stock Option Plans. The Plans provide for the use of nonqualified stock options, incentive stock options, and stock appreciation rights. The decision to grant stock options is determined by return on average equity and earnings-per-share achievement, though no specific performance targets are applied for this purpose. Stock option levels are a component of competitive total compensation and include such considerations as salary grade levels, responsibility levels, and future expectations of responsibilities related to overall Company performance. The Committee believes stock option grants have historically been effective in helping to focus executives on enhancing long-term profitability and shareowner value. The Committee provided a grant of 90,000 nonqualified stock option shares at full market value on the grant date to the Chief

Executive Officer in 1994. The number of shares granted was based on progress in corporate strategy with the Stuart Medical acquisition, along with his leadership and management performance, responsibility level, and competitive practice for companies of similar size and operating characteristics, including a majority of the Peer Company Group reflected in the Performance Graph.

CORPORATE TAX CONSIDERATIONS

      Congress passed a law effective in 1994, covered in Internal Revenue Service Code Section 162(m), that disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law does allow for certain exemptions to the deduction cap, including pay plans that depend on formulas rather than discretion and therefore are "performance-based."

      All current executive compensation is fully deductible. The Committee will carefully consider any compensation plan or action that would result in the loss of compensation deductions, though no policy has been adopted by the Committee that would dictate its decisions in such a situation.

      The foregoing report has been furnished by Mrs. Whittemore and Messrs. Henley, Massey, Rogers (Chairman), and Ukrop.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following performance graph compares the performance of the Common Stock to the S&P 500 Index and a Peer Group which includes the Company and the companies listed below, for the Company's last five fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

                            (Performance Graph)

                           1989          1990          1991          1992          1993          1994
Owens & Minor, Inc.         100           120           246           272           426           403
S&P 500 Index               100            97           126           136           150           152
Peer Group                  100            99           126           228           389           422

      The Peer Group selected for purposes of the above graph consists of companies engaged in the business of distribution, and includes Owens & Minor, Inc., Arrow Electronics Inc., Bergen Brunswig Corp., Bindley Western Ind., Cardinal Health, Hughes Supply Corp., Moore Medical Corp., Nash Finch Company, Richfood Holdings, Inc., Rykoff-Sexton Inc., Super Food Services Inc., United Stationers Inc., and VWR Corp.

                           SUMMARY COMPENSATION TABLE

      The following table shows, for the fiscal years ended December 31, 1994, 1993 and 1992, the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers").

                                        Annual Compensation                 Long-Term Compensation(1)
(a)                       (b)      (c)        (d)          (e)           (f)         (g)           (h)
                                                                             Awards
                                                          Other       Restricted                   All
Name and                                                  Annual        Stock                     Other
Principal                         Salary     Bonus     Compensation     Awards     Options    Compensation
Position                  Year     ($)        ($)         ($)(2)        ($)(3)     (#)(4)        ($)(5)
G. Gilmer Minor, III      1994   $372,654   $172,800          --       $ 43,206    90,000       $  29,670
  Chairman, President     1993    314,538    163,389          --         40,848    30,000          28,996
  & Chief Executive       1992    302,884    188,000          --         45,755    15,000          27,842
  Officer
Richard P. Byington       1994    259,822     36,000          --             --    15,000         677,957
  Executive Vice          1993         (6)        --          --             --        --              --
  President               1992         --         --          --             --        --              --
Henry A. Berling          1994    202,210     73,745          --         18,440    37,500          18,941
  Executive Vice          1993    170,883     72,391          --         18,101    15,000          13,999
  President               1992    168,964     78,410          --         18,364     7,500          13,621
  Sales & Marketing
Robert E. Anderson, III   1994    187,649     53,000          --         13,253    33,750          16,473
  Executive Vice          1993    162,375     68,357          --         17,112    15,000          21,149
  President               1992    160,615     80,840          --         18,961     7,500          20,012
  Planning &
  Development
Craig R. Smith            1994    178,654     70,110          --         17,528    33,750          13,666
  Executive Vice          1993    127,307     65,760          --         16,445    22,500           1,699
  President               1992     93,615     32,983          --          6,992    16,875             821
  Chief Operating
  Officer

(1) The Company has no Long-Term Incentive Plans as defined by Item 402(a)(7)(iii) of Regulation S-K.

(2) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 1994, 1993 or 1992.

(3) Aggregate restricted stock holdings and values at December 31, 1994 for the Named Executive Officers are as follows: (i) Mr. Minor: 12,282 shares, $175,019; (ii) Mr. Berling: 5,014 shares, $71,450; (iii) Mr. Anderson:
     5,019 shares, $71,521; and (iv) Mr. Smith; 2,409 shares, $34,328. Mr.
     Byington has no
     restricted stock holdings. Dividends are paid on restricted stock at the same rate as all shareholders of record.

(4)  No SARs were granted in 1994, 1993 or 1992.

(5) Includes in 1994 for (i) Mr. Minor: $3,553 company contributions to defined contribution plans, $26,117 benefit attributable to company-owned life insurance policy; (ii) Mr. Byington: $1,000 company contributions to defined contribution plans, $2,260 company-paid life insurance premiums, $674,967 paid pursuant to rights granted under a Stuart Medical phantom stock plan which vested upon the Company's acquisition of Stuart Medical on May 10, 1994; (iii) Mr. Berling: $18,941 benefit attributable to company-owned life insurance policy; (iv) Mr. Anderson: $2,661 company contributions to defined contribution plans, $13,812 benefit attributable to company-owned life insurance policy; and (v) Mr. Smith: $2,880 company contributions to defined contribution plans, $10,786 benefit attributable to company-owned life insurance policy.

(6) Mr. Byington, who was previously the President and Chief Executive Officer of Stuart Medical, served as Executive Vice President of the Company from May 10, 1994 through December 31, 1994.

       EXECUTIVE SEVERANCE AGREEMENTS: In 1989, the Board of Directors authorized the Company to enter into Severance Agreements (the "Severance Agreements") with certain officers of the Company in order to encourage key management personnel to remain with the Company and to avoid distractions regarding potential or actual changes in control of the Company.

       The Severance Agreements include senior vice presidents and higher ranking corporate officers, including the Named Executive Officers, who have been employed by the Company for a period of at least one year and also vice presidents who have been employed by the Company for at least ten years and are approved for participation by the Compensation and Benefits Committee.

       The Severance Agreements provide for the payment of a severance benefit if such participant's employment with the Company is terminated for any reason, other than as a consequence of death, disability, or normal retirement, within two years after a Change in Control of the Company (as defined in the Severance Agreements). The severance benefit is equal to 2.99 times the average of the participant's total annual compensation from the Company, including all bonuses, which was included in gross income for income tax purposes for the five calendar years preceding the Change in Control of the Company, provided, however, no payments will be made to participants which would be treated as an "excess parachute payment" under Section 280G of the Internal Revenue Code.

       Each Severance Agreement continues in effect through December 31, 1995, and unless notice is given to the contrary, the term is automatically extended for an additional year at the end of each year.

                       OPTION GRANTS IN LAST FISCAL YEAR

      The following table contains information concerning the grant of options made during 1994 under the Company's 1993 Stock Option Plan to the Named Executive Officers. The Company granted no SARs during 1994.

                                                                                                           Grant
                                                                                                            Date
                                        Individual Grants(1)                                              Value(2)
                                 Number of
                                 Securities            % of Total                                          Grant
                                 Underlying          Options Granted      Exercise or                       Date
                                  Options             to Employees        Base Price       Expiration     Present
          Name                    Granted            in Fiscal Year        ($/Share)          Date        Value($)
G. Gilmer Minor, III               90,000                  9.3               15.417        5/10/2004      $690,012
Richard P. Byington                15,000                  1.6               15.417        5/10/2004       115,002
Henry A. Berling                   37,500                  3.9               15.417        5/10/2004       287,505
Robert E. Anderson, III            33,750                  3.5               15.417        5/10/2004       258,754
Craig R. Smith                     33,750                  3.5               15.417        5/10/2004       258,754

      (1) Options are exercisable beginning on the first anniversary of grant date, with 40% being exercisable at that time and an additional 30% and 30% becoming exercisable on the second and third anniversary of grant date, respectively.

      (2) Based upon Black Scholes option valuation model. Volatility is based on the variance of the rate of return as measured over the most recent 180 trading days prior to the grant. Other assumptions include a riskless rate of return of 7.33%, annual dividend yield of 1.17%, and option maturity of ten years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 1994, and unexercised options held by them on December 31, 1994. There were no SARs exercised during 1994 or outstanding on December 31, 1994.

                                                                     Number of               Value of
                                                                    Securities             Unexercised
                                                                    Underlying             In-the-Money
                                                                    Unexercised             Options at
                                                                 Options at FY End            FY End
                            Shares Acquired        Value           Exercisable/            Exercisable/
          Name               Upon Exercise        Realized         Unexercisable          Unexercisable
G. Gilmer Minor, III             31,500           $176,542         47,250/123,750        $261,578/192,949
Richard P. Byington                   0                  0              0/ 15,000               0/      0
Henry A. Berling                 11,813            131,526         39,375/ 54,375         208,232/ 96,474
Robert E. Anderson, III          11,813            135,462         39,375/ 50,625         208,232/ 96,474
Craig R. Smith                        0                  0         32,476/ 52,312         190,782/105,143

RETIREMENT PLANS

        PENSION PLAN. The Company provides retirement benefits under a defined benefit pension plan (the "Pension Plan") pursuant to which benefits are based upon both length of service and compensation. All full-time employees of the Company become participants in the Pension Plan after one year of service and the attainment of the age of 21 years. Pension Plan benefits are determined under a formula based on an individual's earnings and years of credited service. Funding is determined on an actuarial basis.

             The following table shows estimated annual benefits payable at normal retirement age of 65 years to persons with specified remuneration and years of service, under the Pension Plan:

                          Average Straight Life Annuity Benefits Based
    Average                       on Years of Credited Service
Compensation(1)     15 yrs.     20 yrs.     25 yrs.     30 yrs.     35 yrs.
   $ 125,000         $21,772     $28,049     $34,327     $40,605     $46,883
     150,000          25,859      33,452      41,046      48,639      56,232
     175,000          29,946      38,855      47,764      56,673      65,582
     200,000          33,895      44,120      54,344      64,589      74,793

        (1) Average compensation represents compensation based upon a benefit formula applied to an employee's career average earnings, which approximates the amount of salary set forth in the Summary Compensation Table. The maximum amount of covered compensation is $150,000, or some other amount as may be determined by the Secretary of Treasury pursuant to IRC Section 401(a)(17).

        Benefits are computed on a straight-life annuity basis, and are not subject to offset for Social Security benefits or other amounts. The years of service credited for the Named Executive Officers under the Pension Plan are presently as follows: Mr. Minor, III, 31 years; Mr. Byington, 0 years; Mr. Berling, 28 years; Mr. Anderson, 26 years; and Mr. Smith, 5 years.

        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company provides supplemental retirement benefits to certain employees selected by the Compensation & Benefits Committee under the Supplemental Executive Retirement Plan (the "SERP"). The SERP entitles participants to receive a specified percentage of the participant's average base monthly salary during the five years preceding his retirement (in the case of the Named Executive Officers, 65%) reduced by the benefit payable under the Pension Plan and Social Security. The estimated annual benefits payable under the SERP upon retirement at normal retirement age for the Named Executive Officers are: Mr. Minor, III, $109,693; Mr. Berling, $38,610; Mr. Anderson, $46,471; and Mr. Smith, $48,236. Mr. Byington is not a participant in the SERP.

PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

        Action will be taken at the meeting to ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as the independent accountants of the Company. The Audit Committee and the Board of Directors recommend that the shareholders ratify their appointment. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy for the ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent accountants of the Company.

        Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

PROPOSALS OF SHAREHOLDERS

        Shareholders wishing to present proposals for action at the Company's Annual Meeting of Shareholders in 1996 must submit the proposals to the Company for inclusion in the Company's 1996 Proxy Statement not later than November 21, 1995 in writing at the address shown in the heading of this Proxy Statement.

MISCELLANEOUS

        The Company does not know of any other matter to be presented for action by the shareholders at the meeting. If any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote thereon in their discretion.

March 21, 1995

BY ORDER OF THE BOARD OF DIRECTORS
DREW ST. J. CARNEAL,
Secretary

***********************************APPENDIX******************************

PROXY
                                OWENS & MINOR, INC.
   Solicited by the Board of Directors for the Annual Meeting of Shareholders

     The undersigned hereby appoints Messrs. William F. Fife, James E. Ukrop and James E. Rogers, and each of them with the power of substitution, the proxy (and if the undersigned is a proxy, the substitute proxy) of the undersigned to vote all shares held of record on March 7, 1995 by the undersigned as directed below and in their discretion on all other matters which may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc., to be held on May 2, 1995 at 10:00 A.M. in the Corporate Office Building, 4800 Cox Road, Glen Allen, Virginia, and any adjournments or postponements thereof.

    THE UNDERSIGNED DIRECTS SAID PROXIES TO VOTE AS SPECIFIED UPON THE ITEMS SHOWN HEREIN WHICH ARE REFERRED TO IN THE NOTICE OF ANNUAL MEETING AND AS SET FORTH IN THE PROXY STATEMENT.

    The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors:
   For a term of three years: Messrs. James B. Farinholt, Jr. and E. Moran Massey and Mrs. Anne Marie Whittemore.

    ( ) FOR all nominees listed        ( ) WITHHOLD AUTHORITY               ( ) WITHHELD for the following only:
    (except as marked to contrary)         to vote for all nominees listed      (Write the nominee's name in the space below)

2. Ratification of appointment of KPMG Peat Marwick LLP as independent accountants.
   ( ) FOR  ( ) AGAINST  ( ) ABSTAIN

                      (Continued and to be signed on back)

3. In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                                Signature


                                                Signature


                                Date                             , 1995
                                Please sign exactly as your name appears herein.

                                Attorneys-in-fact, executors, administrators, trustees and guardians should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Shareholders who are present at the meeting may withdraw their proxy and vote in person if they so desire.